Filed Pursuant to Rule 433

Registration Statement No. 333-281614-02

Dated December 1, 2025

Final Term Sheet

Evergy Kansas Central, Inc.

First Mortgage Bonds, 5.25% Series due 2035 (the “bonds”)

Issuer:	Evergy Kansas Central, Inc.

Trade Date:	December 1, 2025

Settlement Date*:	December 5, 2025 (T+4)

Expected Ratings**:	Moody’s Investors Service, Inc.: A2 (stable) S&P Global Ratings: A (stable)

Title of Securities:	First Mortgage Bonds, 5.25% Series due 2035

Principal Amount:

$300,000,000

The bonds offered hereby will constitute a reopening of the Issuer’s First Mortgage Bonds, 5.25% Series due 2035, of which $300,000,000 was previously issued on March 13, 2025, for a total aggregate principal amount of $600,000,000 upon the issuance of the bonds

Maturity Date:	March 15, 2035

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning on March 15, 2026

Coupon (Interest Rate):	5.25%

Benchmark Treasury:	4.000% due November 15, 2035

Benchmark Treasury Price/Yield:	99-07 / 4.096%

Spread to Benchmark Treasury:	+90 basis points

Yield to Maturity:	4.996%

Price to Public:	101.825% of the principal amount, plus pre-issuance accrued and unpaid interest on the bonds from, and including, September 15, 2025 to, but excluding, the Settlement Date (the total amount of such interest on December 5, 2025 will be $3,500,000)

Optional Redemption: Make-Whole Call:

Prior to December 15, 2034 (the date that is three months prior to the maturity date of the bonds (the “Par Call Date”)), the Issuer may redeem the bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds discounted to the redemption date (assuming the bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date; and (ii) 100% of the principal amount of the bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date

Par Call:	On or after the Par Call Date, the Issuer may redeem the bonds at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date

CUSIP/ISIN:	30036F AD3 / US30036FAD33

Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC Regions Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc. Samuel A. Ramirez & Company, Inc.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-281614-02). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNY Mellon Capital Markets, LLC, Regions Securities LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, Regions Securities LLC toll free at 1-800-734-4667, TD Securities (USA) LLC toll-free at 1-855-495-9846 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

*

It is expected that delivery of the bonds will be made against payment therefor on or about December 5, 2025, which will be the fourth business day (T+4) following the date hereof. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds on any date prior to the first business day before delivery of the bonds will be required, by virtue of the fact that the bonds initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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